Exhibit 10.14

SECOND AMENDMENT TO THE

AVICENA GROUP, INC.

1999 STOCK INCENTIVE PLAN

The Avicena Group, Inc. 1999 Stock Incentive Plan (the “Plan”) is hereby amended, effective as of March 9, 2005, as follows:

Subject to and upon consummation of Avicena Group, Inc.’s merger with AVN Acquisition Corp., the aggregate number of shares of Common Stock as to which Awards may be granted pursuant to the Plan, shall be increased from 4,000,000 pre-merger shares, by 2,467,417 shares, to a total of 6,467,417 pre-merger shares, of which 2,678,571 pre-merger shares are available for future grants as of the date hereof, which number is equal to approximately 3,750,000 upon post-merger adjustment.

IN WITNESS WHEREOF, Avicena Group, Inc. has caused this Second Amendment to the Plan to be executed by its officer hereto duly authorized this 9th day of March, 2005.

Avicena Group, Inc.

By:	/s/ Nasser Menhall
Nasser Menhall
Its:	Chairman